Exhibit 99.1

JDS UNIPHASE CONFIRMS PREVIOUS REVENUE GUIDANCE AND SETS FOURTH

QUARTER AND FISCAL 2005 EARNINGS ANNOUNCEMENT DATE

SAN JOSE, Calif., July 13, 2005 – JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU), today announced that it anticipates fourth quarter revenue for fiscal 2005 to be above the midpoint of the $160 to $170 million revenue guidance range issued by the Company during its last earnings announcement on April 27, 2005.

Actual results for the fourth quarter and for fiscal 2005 will be announced on Thursday, August 18, 2005, after the market closes. The company will host a conference call at 2:00 p.m. Pacific Time on Thursday, August 18, 2005 to discuss the results. To access the live webcast, please visit JDS Uniphase’s website at www.jdsu.com/investors at least 30 minutes before the scheduled start time to download any necessary audio or plug-in software. A replay of the webcast will be available from 3:30 p.m. Pacific Time on Thursday, August 18, 2005 until Thursday, September 1, 2005.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any anticipation or guidance as to the amount of fiscal 2005 fourth quarter revenue performance. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected, including, without limitation, the following: the Company’s ability to predict future financial performance continues to be difficult, as among other things, visibility remains limited, we are experiencing significant quarter over quarter fluctuations in product mix, average selling prices continue to decline across our product portfolio, and we continue to experience execution challenges which limit our revenue.

For more information on these and other risks affecting the Company’s business, please refer to the “Risk Factors” section included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission, as well as in subsequent filings on Forms 10-Q and 10-K. The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those anticipated or projected in the forward-looking statements.

JDS Uniphase News Release

Contacts

Investors:	Jacquie Ross, 408-546-4445 or investor.relations@jdsu.com
Media:	Jayme Curtis, Public Relations, 408-546-7028 or jayme.curtis@jdsu.com